Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (hereinafter, the “Agreement”) is entered into as of the date set forth on the signature page below by and between Auxilium Pharmaceuticals, Inc. (hereinafter, the “Company”) and Geraldine A. Henwood (“Ms. Henwood”)

WHEREAS Ms. Henwood has been employed by Auxilium Pharmaceuticals, Inc. (hereinafter, “Auxilium” or the “Company”) as Chief Executive Officer and Interim President; and

WHEREAS Ms. Henwood and Auxilium are parties to a June 5, 2004 Employment Agreement (hereinafter, the “Employment Agreement”); and

WHEREAS Ms. Henwood and the Company’s Board of Directors (the “Board”) have agreed that her employment with Auxilium will terminate on July 17, 2006 (hereinafter, the “Separation Date”); and

WHEREAS, Ms. Henwood and the Board have agreed that Ms. Henwood will resign from the Board effective July 17, 2006; and

WHEREAS Ms. Henwood and Auxilium desire to resolve any and all actual and/or potential disputes between them of any nature whatsoever, based on any event occurring on or before the date of execution of this Agreement, including but not limited to claims relating to her employment, relocation, and alleged reliance;

NOW, THEREFORE, for good and valuable consideration and intending to be legally bound, Ms. Henwood and Auxilium hereby agree as follows:

1. Ms. Henwood, for and in consideration of the undertakings of Auxilium set forth herein and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE Auxilium and its corporate parents, subsidiaries, and affiliated entities; the officers, directors, stockholders, employees, and agents of the foregoing entities; and the successors, assigns, heirs, executors, and administrators of the foregoing entities and persons (hereinafter referred to collectively as “RELEASEES”) of and from any and all actions and causes of actions, suits, debts, claims, and demands whatsoever in law or in equity that she ever had, now has, or which her heirs, executors, or administrators may have by reason of any matter, cause, or thing whatsoever, based on any event occurring on or before the date of execution of this Agreement. The foregoing includes but is not limited to claims arising out of or relating in any way to her employment relationship, any provision of or contractual right existing in her Employment Agreement, or the termination of her employment relationship with Auxilium, including but not limited to claims which have been, could have been, or could be asserted now or in the future arising under federal, state, or local law, including but not limited to the Pennsylvania Human Relations Act, 43 P.S. §§ 951 et seq; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq.; the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq.; claims relating to or arising under any provision of the Employment Agreement; common law claims sounding in contract, assumpsit, or tort now or hereafter recognized; and claims for counsel fees and costs. Notwithstanding the foregoing, Ms. Henwood is not in this Agreement releasing the right to file a claim for workers’ or unemployment compensation benefits.

2. In full consideration of Ms. Henwood’s execution of this Agreement and her agreement to be legally bound by all of its terms, and provided that her agreement hereto is not revoked, Auxilium shall provide to Ms. Henwood the following benefits and fulfill its other obligations set forth in this Agreement :

(a) severance payments in the gross amount of $270,300, payable in eight (8) equal monthly installments, commencing on July 24, 2006, and continuing on the 24th of each calendar month thereafter through the eighth and final payment on February 24, 2007;

(b) an amount equal to $105,116, representing a prorated portion of Ms. Henwood’s bonus for achievements in 2006 to be paid on or before July 24, 2006;

(c) payment of the monthly COBRA medical insurance cost (less any required employee payments calculated as if Executive had continued to be an employee) if Ms. Henwood continues medical coverage under COBRA, for Ms. Henwood, and her spouse and (if applicable) dependents, during the 12-month period following the Separation Date; and

(d) payment for Ms. Henwood’s unused vacation benefits accrued as of the Separation Date (which as of the date of this Agreement are 11.5 days).

3. Attached to this Agreement as Exhibit A is a schedule (the “Equity Schedule”) setting forth the stock options and restricted stock which have been granted to Ms. Henwood. Auxilium represents and warrants that the information set forth on the Equity Schedule is true and correct. Without limiting the foregoing, Auxilium confirms that:

(A) all of the options listed on the Equity Schedule, other than the options granted on June 6, 2006 (which are referred to as the “2006 Options”) are fully vested with the respective expiration dates set forth on the Equity Schedule, and Ms. Henwood shall have the right to exercise those vested options until June 13, 2007; and

(B) 30,000 shares of the restricted stock will become fully vested (the “Unvested Shares) on the Separation Date; and

(C) Fifteen thousand (15,000) shares of the restricted stock vested on June 5, 2006 (the “Vested Shares), and Auxilium withheld 4,344 shares in payment of the withholding tax which was payable upon such vesting.

Ms. Henwood hereby waives any right she may have to the continued vesting of the 2006 Options and relinquishes any and all rights to the 2006 Options on and as of the Separation Date. Payment of the minimum required withholding tax due with respect to the vesting of the Unvested Shares shall be paid by a reduction of the number of shares necessary to defray such tax, in accordance with the same procedure that was utilized in connection with the Vested Shares.

4. All payments made to Ms. Henwood pursuant to paragraph 2 above shall be subject to any and all payroll deductions required by law, in addition to any deductions Ms. Henwood may herself authorize.

5. Except as set forth herein, it is expressly agreed and understood that as of the Separation Date Auxilium has no obligation to provide Ms. Henwood at any time in the future with any payments, benefits, or considerations other than those recited in this Agreement and any vested benefits to which Ms. Henwood may be entitled under the terms of Auxilium’s benefit plans.

6. Ms. Henwood expressly acknowledges that:

(a) she remains bound by Sections 4, 5, 6, and 7 of her Employment Agreement, which remain in full force and effect, and whose remaining in full force and effect is reasonably and properly required for the protection of the Company’s business; and, in keeping with the foregoing, Ms. Henwood explicitly and specifically acknowledges that among her obligations thereunder, she may not directly or indirectly solicit or recruit any employee of Auxilium to work for a third party other than Auxilium (excluding newspaper or similar print or electronic solicitations of general circulation);

(b) the provisions of Section 8 of the Employment Agreement remain in full force and effect; and

(c) Auxilium’s obligation to provide her with the benefits set forth in paragraph 2 above are contingent upon her ongoing compliance with Sections 4, 5, 6, and 7 of the Employment Agreement.

7. The parties hereto acknowledge that the undertakings of each of the parties herein are expressly contingent upon the fulfillment and satisfaction of the obligations of the other party as set forth herein. Ms. Henwood agrees and recognizes that in the event she violates any of the terms of this Agreement the Company will be irreparably harmed and accordingly entitled to seek any and all appropriate relief, including legal and equitable remedies and/or remedies, including but not limited to the return of any payments made in accordance with paragraph 2 above.

8. Ms. Henwood hereby agrees and recognizes that as of the Separation Date her employment relationship with Auxilium is permanently and irrevocably severed, that she has resigned from the Board, and that Auxilium has no obligation, contractual or otherwise, to hire, rehire or re-employ her in the future.

9. Ms. Henwood agrees and acknowledges that Auxilium’s agreement hereto is and shall not be construed to be an admission of any violation of any federal, state, or local statute or regulation or of any duty owed by Auxilium. This Agreement is made voluntarily to provide for the amicable termination of Ms. Henwood’s employment relationship.

10. Ms. Henwood agrees that she will not disparage the personal or professional reputation of Auxilium, its directors, officers, or employees. Auxilium agrees that its officers and/or directors will not disparage the personal or professional reputation of Ms. Henwood.

11. Auxilium and Ms. Henwood hereby incorporate by reference the Non-Competition provision set forth in Section 6 of Ms. Henwood’s Employment Agreement. For the avoidance of doubt, Auxilium confirms that the one-year period referred to in the first sentence of Sections 6 and 7(a) of the Employment Agreement shall commence on the Separation Date.

12. (a) Ms. Henwood shall have until September 30, 2006 to submit expense forms for travel expense he incurred while working for Auxilium. Auxilium will process any expense forms submitted by Ms. Henwood and pay or deny them pursuant to its standard policies and practices. Any expenses not submitted by Ms. Henwood to Auxilium by September 30, 2006 will not be paid by the Company.

(b) The Company will continue to provide Ms. Henwood with a Blackberry for her use, at the Company’s expense, until September 30, 2006.

(c) The Company agrees to reimburse Ms. Henwood for reasonable legal fees and expenses incurred in connection with this Agreement and that certain Consulting Agreement between the Company and Ms. Henwood, dated of even date herewith, within thirty (30) days of submission to the Company of invoices for such fees.

(d) The Company agrees to assign to Ms. Henwood the existing term life policy on her life on March 1, 2007 and to pay any premium due and payable between the date of execution of this Agreement and March 1, 2007, and the Company further agrees to pay Ms. Henwood on or about March 1, 2007 a lump sum amount sufficient to pay the premium owed for said term life policy through July 17, 2007.

(e) With respect to the long term disability policy through UNUM that Ms. Henwood holds in her name, the Company agrees to pay any premium due and payable between the date of execution of this Agreement and March 1, 2007, and the Company further agrees to pay Ms. Henwood on or about March 1, 2007 a lump sum amount sufficient to pay the premium owed for said term life policy through July 17, 2007.

(f) The Company agrees to indemnify Ms. Henwood in accordance with the Company’s By-laws in effect on the date of execution of this Agreement and in accordance with Delaware General Corporation Law.

13. Ms. Henwood hereby certifies that:

(a) she was presented with this Agreement on June 26, 2006, and she has waived her right to have at least 21 days in which to review it;

(b) pursuant to 29 C.F.R. § 1625.22(e)(4), she has agreed and hereby agrees that the 21-day period for review set forth in 29 U.S.C. § 626(f) did not and shall not restart upon the making of any change(s) to the terms of this Agreement, material or immaterial;

(c) she has read the terms of this Separation of Employment Agreement and General Release;

(d) she has been informed by Auxilium that she should discuss this Agreement with her attorney, Spencer W. Franck, Esquire, of Saul Ewing LLP, and she has in fact done so;

(e) she understands the terms and effects of this Agreement, including the fact that she is hereby releasing not just claims relating to her employment and the termination thereof and her Employment Agreement, but also all claims of any nature, whether related to employment or not, based on any event or events occurring on or before the date of her execution of this Agreement;

(f) she understands she is not hereby waiving any claim that may arise after the date of her execution of this Agreement;

(g) her agreement hereto is given in exchange for the consideration set forth above, which she acknowledges is adequate and satisfactory to her and not something to which she otherwise would be entitled; and

(h) neither Auxilium nor any of its agents, representatives or attorneys has made any representation to her or to her attorney(s) concerning the terms or effects of this Agreement other than that set forth in writing herein.

14. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions. Any suit brought to enforce the terms of this Agreement shall be brought in the United States District Court for the Eastern District of Pennsylvania or the Court of Common Pleas for Chester County, Pennsylvania, and both parties hereto consent to the exclusive jurisdiction of such courts.

15. The drafting of this Agreement is the result of negotiations between parties represented by counsel, and as such the parties agree that any canon of construction providing that an agreement shall be construed against the drafter shall not apply.

16. Ms. Henwood has the right to revoke this Agreement within seven (7) days of its execution by giving written notice of such revocation by hand delivery or fax within said seven-day period to Auxilium, Attention: Jennifer Evans Stacey. Not until the conclusion of such seven-day period shall this Agreement become enforceable, and if Ms. Henwood revokes her agreement hereto within such time by providing notice as set forth above this Agreement shall be null and void.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Separation of Employment Agreement and General Release this 27th day of June, 2006.

THIS IS A LEGAL DOCUMENT THAT CONTAINS A GENERAL RELEASE. YOU SHOULD CONSULT WITH YOUR ATTORNEY BEFORE SIGNING.

WITNESS:		/s/ Geraldine A. Henwood
GERALDINE A. HENWOOD

AUXILIUM PHARMACEUTICALS, INC.

ATTEST:	/s/ Jennifer Evans Stacey	BY:	/s/ James E. Fickenscher
		TITLE:	Chief Financial Officer

EXHIBIT A

Geraldine Henwood
Option & Restricted Stock Holdings
6/28/2006

Last Name	First Name	Issue Date	Vest Date	Amount Granted	Exercise Price	VESTING PERIOD	% Vested	Vested shares	EXP DATE	Reason
STOCK OPTIONS
Henwood	Geraldine	2/16/2001	2/16/2001	24,314	4.2500	4yr/25% per year	100%	24,314	2/16/2011	2000 Incentive Options
Henwood	Geraldine	6/27/2002	6/27/2002	270,000	3.1250	special	100%	270,000	6/27/2012	Additional
Henwood	Geraldine	3/3/2004	3/3/2004	60,000	12.5000	100% on 9/20/05	100%	60,000	3/4/2014	2003 bonus
Henwood	Geraldine	7/23/2004	6/5/2004	80,000	7.5000	100% on 9/20/05	100%	80,000	7/24/2014	IPO
Henwood	Geraldine	6/6/2006	6/6/2006	100,000	9.1500	4yr/25% per year	0%	—	6/6/2016	Annual award

			Total	534,314				434,314

RESTRICTED STOCK
Henwood	Geraldine	7/23/2004	6/5/2004	60,000	N/A	4yr/25% per year	50%	30,000	N/A